NEWS RELEASE

BIOLASE ENGAGES PIPER JAFFRAY & CO. AS FINANCIAL ADVISOR

IRVINE, CA (December 11, 2013) — BIOLASE, Inc. (NASDAQ:BIOL), the world’s leading manufacturer and distributor of dental lasers, and a pioneer in laser surgery in other medical specialties, today announced that its Board of Directors (“Board”) has engaged Piper Jaffray & Co. (“Piper Jaffray”) to act as the Company’s exclusive financial advisor in the evaluation of strategic alternatives. Pursuant to the agreement, Piper Jaffray will assist the Board in considering a wide range of strategic options.

“Piper Jaffray is a leading full-service investment bank and has an in-depth knowledge of the healthcare industry,” said Federico Pignatelli, Chairman and CEO. “We are very pleased to engage them as our financial advisor.”

About BIOLASE, Inc.
BIOLASE, Inc. is a biomedical company that develops, manufactures, and markets innovative lasers in dentistry and medicine and also markets and distributes high-end 2D and 3D digital imaging equipment and CAD/CAM intraoral scanners and in-office milling machines; products that are focused on technologies that advance the practice of dentistry and medicine. The Company’s proprietary laser products incorporate approximately 300 patented and patent-pending technologies designed to provide biologically clinically superior performance with less pain and faster recovery times. Its innovative products provide cutting-edge technology at competitive prices to deliver the best results for dentists and patients. BIOLASE’s principal products are revolutionary dental laser systems that perform a broad range of dental procedures, including cosmetic and complex surgical applications, and a full line of dental imaging equipment. BIOLASE has sold more than 24,000 lasers. Other laser products under development address ophthalmology and other medical and consumer markets.

For updates and information on WaterLase and laser dentistry, find BIOLASE online at www.biolase.com, Facebook at www.facebook.com/biolase, Twitter at www.twitter.com/biolaseinc, Pinterest at www.pinterest.com/biolase, LinkedIn at www.linkedin.com/company/biolase, Google+ at www.google.com/+BIOLASEIrvine, Instagram at www.instagram.com/biolaseinc and YouTube at www.youtube.com/biolasevideos.

BIOLASE® and WaterLase® are registered trademarks of BIOLASE, Inc.

For further information, please contact:
Michael Porter
Porter, LeVay & Rose, Inc.
212-564-4700